Exhibit 99.1

Dear Luoxis Shareholders and Colleagues,

I hope this note finds you well as we close out the first six months of 2014. You have likely seen the press releases from Luoxis related to several key developments since my last formal email communication. While these press releases have relayed several key milestones, I wanted to send a note including a more detailed accounting of the company’s recent accomplishments and milestones. Thus, I am sending you this email update in order to highlight our progress and near-term plans at the company since our last communication. If, following this update, you have any questions I would be happy to answer them. If you do have questions, I’m always available at jdisbrow@luoxis.com or via phone at +1 (720) 437 6520 and would be pleased to share more about our progress directly.

As you may recall from our recent presentation at the Jefferies 2014 Global Healthcare Conference in New York, Luoxis’ three primary strategic objectives are as follows:

1.	Pursue Global Regulatory Approvals

2.	Continue to Drive Clinical Validation

3.	Expand Pharma Relationships

I am pleased to write that we are making significant progress along each of these strategic fronts.

The company has made substantial regulatory progress.

Luoxis secured its ISO 13485:2003 medical devices certification in January of 2014. This designation demonstrates the company’s compliance with the quality systems requirements for medical devices, and this has enabled us to pursue regulatory clearances in multiple jurisdictions around the world. It is important to note that Luoxis’ ISO certification was obtained less than nine months from the closing of our private placement in May of 2013 – a very rapid move from our inception to product finalization and full quality system compliance.

In April of 2014 the company announced CE marking for the RedoxSYS™ Diagnostic System. The CE mark represents the company’s first regulatory clearance, which opens up the European Union and other key markets around the world. The EU is the second largest diagnostic market in the world behind the US, so we are pleased to now be positioned to develop the market, seek commercial partnerships, and begin building a network of research centers throughout Europe.

Following the announcement of the RedoxSYS CE Mark, the company subsequently obtained Health Canada approval in April of 2014. Representing the company’s second regulatory clearance, this approval in Canada opens an important, tightly regulated market that signifies the process rigor with which we have developed the RedoxSYS system. With this approval now in place, we are pursuing market development and have already identified numerous hospitals with whom we expect to partner in the near term. Further, we have engaged with high profile thought leaders in Canada to enable market acceptance upon launch.

Further, we now have the FDA clearance process fully underway. To that end, we have engaged with a reputable regulatory consultancy that is guiding the process of the clinical and technical studies. Numerous studies are needed to move the application process forward, and we have a plan in place to accommodate the study standards required by FDA. We are pursuing multiple angles with FDA in order to ensure the most marketable intended use for the RedoxSYS instrument. To that end, we are conducting broad research in numerous areas around the world to clinically validate oxidation-reduction potential (ORP) as an important marker of disease. While I cannot provide a timeline on when we expect to submit RedoxSYS for FDA clearance, I can say that we’re utilizing many resources to accelerate this process and ensure that we obtain a strong clinical claim for ORP.

The company is driving clinical validation of ORP through a broad network of research centers, hospitals, and key opinion leaders around the world.

As you may recall from our press release in January, the company has established relationships with several leading research centers around the world, including the University of Larissa and the University of Thessaly in Greece and Western Galilee Hospital in Nahariya, Israel. We now have over ten research studies in process, with a primary clinical focus on acute conditions affecting hospitalized patients. Importantly, we have completed our first study with our research partners in Greece and expect to have the results of their exertion study published later this year. The network of research centers we’ve built is enabling us to create a rapid and robust clinical study of ORP and provides for a broad audience to see (through publications) the applications and clinical appeal of ORP. As such, we plan to continue to expand our ORP studies into even more centers in the US, Europe, Asia, Israel, and elsewhere. The key to establishing the clinical utility of ORP is having leading researchers study ORP in various clinical settings and publish the results in prominent, peer-reviewed journals. This first publication is one of many that we expect to build upon to create a platform of articles on which to establish robust clinical utility of ORP. There will be much more to share as we build out additional clinical study sites around the world.

The company is now actively engaged with numerous pharmaceutical companies using RedoxSYS as a research tool. The research market is Luoxis’ entry point for commercialization in the near term.

The research market is a significant commercial opportunity for Luoxis, and the research market will be the company’s first point of entry for oxidation-reduction potential. Oxidative stress (the physiology ORP detects) is commonly studied in pharmaceutical clinical trials, yet there are no established, standardized methods of measuring oxidative stress. We believe ORP should be and can become that standard across numerous research and development activities. As such, we are aggressively pursuing pharmaceutical and biotechnology companies as a way to:

1.	Demonstrate validation of ORP as a systemic marker in clinical trials

2.	Drive initial revenues

3.	Build longer-term strategic relationships

To these ends, I am pleased to report that the company has completed its first clinical study with a major, global pharmaceutical company. Based upon the results of the initial phase of this study, we expect to have our ORP test integrated into a large, long-term Phase 2b clinical study. Additionally, we have now placed instruments at two pharmaceutical companies, one of which we are now contemplating an ongoing relationship for use of our device in several of their clinical development programs. We have numerous discussions ongoing with pharma and biotech companies and are optimistic about several of these companies beginning to integrate ORP into their development programs.

Partnerships with both small and large pharmaceutical companies demonstrate the value these companies place on the RedoxSYS system and ORP as a marker of oxidative stress. These partnerships further confirm the market opportunity in research and a key value driver for the company in the near-term.

The company is pursuing corporate partnerships for commercialization.

Luoxis has progressed discussions with numerous companies in the US, Europe, and Asia in the context of corporate partnerships/commercialization. While these discussions are at various stages, they have demonstrated that several other commercial parties’ are interested in Luoxis’ technology and the opportunity it presents. ORP is truly a global opportunity, and we’re advancing commercialization plans accordingly.

In summary, Luoxis continues to make excellent progress across its strategic fronts. The last six months have proven fruitful in building long-term value for the company, and we fully expect the next several quarters to build upon our past accomplishments as we strengthen the company’s position to reach its full potential.

As an important note to finalize this update, I wanted to let you know that the company completed its first annual 409A valuation for the purposes of valuing stock options. In just twelve months, Luoxis has seen its value increase from just under $25MM to approximately $60MM. As required, this valuation analysis was conducted by an independent valuating company. While this valuation isn’t intended to value the company in the context of a “market value,” this significant increase is encouraging. Given the progress, milestones, commercial plans, and relevant peer company comps, the valuation firm indicated a substantial increase in shareholder value from our initial post-money valuation in May of 2013. We are pleased with this progress, and we seek to build upon it in the coming months as Luoxis progresses rapidly toward commercialization and value realization.

Finally, we continue to pursue financing options in the context of a public offering for Luoxis as we said we would during the private placement. However, with the continuing “softness” of the in vitro diagnostics and medical device markets completing an IPO at a favorable valuation in the short term has proven to be a challenge. That said, with the progress we expect over the next six to twelve months I am optimistic about our prospects for shareholders to realize a substantial increase in value for the company. We continue to pursue multiple avenues in order to maximize the value of the Luoxis enterprise.

Thanks for your continued support of Luoxis Diagnostics.

Best Regards,

Josh

Josh Disbrow

President & Chief Executive Officer

Luoxis Diagnostics, Inc.